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Exhibit 10.5

SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE

    This SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE (this "Agreement") is entered into as of April 23, 2001 (the "Effective Date") by and between Vicinity Corporation, a Delaware corporation (the "Company"), and Emerick Woods ("Woods").

RECITALS

    A.  Woods and the Company are parties to an Employment Agreement, dated as of June 17, 1998 (the "1998 Employment Agreement"), pursuant to which Woods (i) was employed by the Company as its President and Chief Executive Officer and (ii) serves as a member of the Company's Board of Directors. The 1998 Employment Agreement terminated pursuant to its terms on August 18, 1999 and the parties have previously satisfied their respective obligations thereunder.

    B  Woods currently owns shares of the common stock, par value $0.001 per share (the "Common Stock"), of the Company (the "Shares"). The Shares were acquired by Woods upon the exercise of options (the "Original Options") granted to Woods by the Company.

    C.  In connection with Woods' exercise of the Original Options, Woods and the Company entered into a Loan Agreement, dated as of July 14, 1999 (the "Loan Agreement"), pursuant to which the Company loaned Woods an amount equal to $95,513.70 (the "Principal"). Pursuant to the terms of the Loan Agreement, the Principal and all interest accrued and unpaid thereon at a rate of 8 1/4% per annum must be repaid by Woods upon the earliest to occur of: (i) 18 months after the Company's initial public offering of Common Stock, (ii) 30 days after the sale of the Company, (iii) 90 days after the termination of Woods' employment or (iv) July 14, 2004.

    D.  Woods and the Company have also entered into a stock option agreement, dated as of January 24, 2000, pursuant to which the Company granted Woods options (the "New Options") to purchase 150,000 shares of Common Stock at an exercise price equal to $12.00 per share, subject to vesting.

    E.  The Company and Woods desire to agree to the terms and conditions relating to the resignation of Woods as a director, officer and employee of the Company.

    NOW THEREFORE, in consideration of the promises and the covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

    1.  Resignation.  Woods confirms his resignation as the Company's President and Chief Executive Officer and as a member of the Company's Board of Directors and the termination of his employment with the Company effective April 23, 2001, which shall be documented by delivering a resignation letter in the form attached hereto as Exhibit A. The Company will accept this resignation, will assert that Woods resigned voluntarily and will not assert that the termination of Woods' employment was for cause.

    2.  Return of Company Property.  Woods confirms that he has returned to the Company all property of the Company in his possession, except for the portable computer and cellular telephone provided to him by the Company, which Woods is entitled to keep provided that (i) with respect to such cellular telephone, Woods agrees to pay all service charges incurred after May 1, 2001 and (ii) with respect to such portable computer, Woods has deleted all confidential information relating to the Company. Woods hereby represents that he has deleted all such confidential information relating to the Company. In connection with the deletion or return of such confidential Company property, upon the execution of this Agreement, Woods will sign and return to the Company the Termination Certificate attached hereto as Exhibit B.

    3.  Transition Assistance.  For a period of one year commencing on the Effective Date, Woods shall, from time to time, provide assistance to the Company on transition matters. In connection such assistance, Woods shall, during such period, make himself reasonably available to the directors, officers and other key employees of the Company during normal business hours. Such assistance shall be limited to two hours per week, may be conducted by telephone and shall not be separately compensated.

    4.  Severance.  In lieu of any amounts which Woods may be entitled to under the 1998 Employment Agreement or any other agreement or policy to which the Company is a party, subject to the effectiveness of this Section 4 as set forth in Section 10 hereof, the Company shall pay Woods $250,000 on or prior to May 21, 2001, subject to, (a) applicable tax withholding and consistent with the Company's payroll practices and (b) reduction for any outstanding and unsatisfied garnishment. Except as expressly set forth in this Agreement, (i) Woods shall not be entitled to receive any bonus, equity or other compensation from the Company and (ii) except as provided in this Section 4 or in Section 5 or 6 of this Agreement, the Company shall have no financial obligations to Woods under the 1998 Employment Agreement or otherwise.

    5.  Options.  Subject to the effectiveness of this Section 5 as set forth in Section 10 hereof, the New Options shall be fully vested as of the Effective Date, and Woods shall have the opportunity, for a period of 90 days after the Effective Date, to exercise the New Options and to purchase the shares of Common Stock underlying the New Options. Woods' rights to purchase such shares of Common Stock shall terminate in the event that Woods fails to exercise the New Options within the 90-day period after the Effective Date.

    6.  Miscellaneous Benefits.

      (a) Woods shall be paid all salary and vacation pay accrued through the Effective Date and shall be reimbursed for all of his business expenses incurred in accordance with Company policy prior to April 30, 2001, subject to appropriate documentation. The Company and Woods agree that he is entitled to, and shall be paid, six (6) weeks accrued but unused vacation (subject to applicable tax withholding). Woods agrees that he is not entitled to any benefits under the Company's sabbatical program.

      (b) For a period of one year commencing on the Effective Date, the Company shall maintain Woods and his spouse and dependents on the Company's existing health and welfare benefit plans for so long as such plans allow, Woods agrees to timely elect to continue such health coverage pursuant to the governing COBRA laws and the Company's group health insurance policies, and the Company shall reimburse Woods for the cost of continuing such health coverage pursuant to the governing COBRA laws. Notwithstanding the foregoing, the Company's obligation to provide the benefits or any particular benefit described in this Section 6(b) shall terminate upon the earliest to occur of (x) the 12-month anniversary of the Effective Date or (y) with respect to particular benefits, Woods' acceptance of employment with a third party which provides substitute benefits.

      (c) The Company shall pay the leasehold payments on the Los Altos, California home leased by Woods until July 31, 2001 consistent with prior practice. Woods confirms that such lease and the other obligations related to the premises are in his name and constitute obligations of Woods personally and not a liability of the Company.

      (d) The Company shall maintain Woods' existing voicemail and email facilities until July 31, 2001; provided, however, that (i) Woods agrees to promptly forward to the Company's Chief Financial Officer any emails and/or voicemails relating to the business of the Company and (ii) Woods acknowledges that the Company may, at any time and from time to time, exercise its rights to review voice or email correspondence which is sent or received through, or stored on, the

  Company's facilities. Notwithstanding the foregoing, in the event that Woods fails to promptly forward to the Company's Chief Financial Officer any emails and/or voicemails relating to the business of the Company, and provided Woods is given 48 hours prior written notice (which may be by e-mail), the Company's obligations under this Section 6(d) shall immediately terminate.

      (e) The effectiveness of the obligations under this Section 6 (except for the first and second sentences of Section 6(a)) is subject to Section 10 hereof.

    7.  Repayment of Loan.  Woods shall repay the Principal and all accrued and unpaid interest thereon pursuant to the terms of the Loan Agreement on or before July 31, 2001. In the event that Woods fails to repay any amounts due the Company under the Loan Agreement, the Company is authorized, at any time and from time to time, to set-off and apply any and all amounts owing by the Company to Woods against any and all of the obligations of Woods to the Company now or hereafter existing under this Agreement, the Loan Agreement, the Security Agreement (as defined below) or otherwise. The rights of the Company under this Section 7 are in addition to the other rights and remedies which the Company may have. Without limiting the foregoing, Woods acknowledges that (a) the obligations under the Loan Agreement are personal, with full recourse, and secured by 118,886 shares of Company common stock, (the "Collateral Shares") and (b) the Loan Agreement and the Security Agreement, dated as of July 14, 1999, by and between the Company and Woods, as amended by (i) the Amendment to Security Agreement, dated as of November 1, 1999, (ii) the Second Amendment to Security Agreement, dated as of April 1, 2000 and (iii) the Third Amendment to Security Agreement, dated as of March 20, 2001 (as so amended, the "Security Agreement") remain in full force and effect. In connection with the sale of any Collateral Shares by Woods, the proceeds shall first be applied to repayment of the obligations under the Loan Agreement and in the event that Woods proposes to sell any such shares for less than $2.00 per share, he shall first offer the Company the opportunity to repurchase such shares, for cash (which shall first be applied to any unpaid obligations under the Loan Agreement) at a price equal to the then-prevailing bid price on the Nasdaq National Market which the Company may accept or reject at its election. Arrangements for any such sale shall be coordinated between Woods and the Chief Financial Officer of the Company.

    8.  No Other Payments Due.  Except for the stock held by the Company as collateral security pursuant to the Security Agreement, Woods acknowledges and agrees that he has received all salary, accrued vacation, bonuses, stock vesting, loans, relocation assistance, compensation, or other such sums due to Woods, other than amounts due or to be provided pursuant to Sections 4, 5 or 6 of this Agreement. In light of the payment by the Company of all wages due, or to become due to Woods, the parties hereto further acknowledge and agree that California Labor Code Section 206.5 is not applicable to such parties. That section provides in pertinent part as follows:

  No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

    9.  Mutual General Release.

      (a) Woods, on behalf of himself and his estate, heirs, executors and personal representatives, and the Company, on behalf of itself and its predecessors, successors, assigns, agents and, in each case, all persons acting by, through, under or in concert with any of them, hereby release and discharge fully, finally and forever one another and their respective estate, heirs, executors, personal representatives, employees, officers, directors, stockholders, predecessors, successors, assigns, agents, attorneys and accountants, and all persons acting by, through, under or in concert with any of them (individually and collectively, the "Released Parties") from all claims, demands, obligations, losses, causes of action, in law or in equity, costs, expenses, suits, debts, liens, promises, damages, attorneys' fees and liabilities of any nature whatsoever, known or unknown, fixed or contingent, whether based upon contract, tort or statute which they now have or may hereafter have against the Released Parties by reason of any and all acts, omissions, events or facts occurring or existing prior to the Effective Date (collectively, the "Released Matters"), including but not limited to the following: any alleged breach of the 1998 Employment Agreement or any other agreement or policy to which the Company is a party; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions relating to Woods' employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Americans With Disabilities Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code, as amended; and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wages and benefits, or any matters arising out of, or relating to, Woods' employment relationship with the Company. Notwithstanding the foregoing, (a) the Released Matters shall not include, and nothing herein shall affect, any claim arising from or relating to any breach by a Released Party of the terms of this Agreement and (b) nothing in this Agreement shall release Woods or any of his related Released Parties from any liability (i) for breach of his duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct, a knowing violation of law or a violation of Section 16 under the Securities Exchange Act of 1934, as amended, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which he derived an improper personal benefit, none of which shall constitute Released Matters.

      (b) The parties agree that they shall not in any way on their own behalf or for any other person or entity, cause, support or assist in the instigation, maintenance or pursuit of any action of any nature which has been, might have been or might be asserted by any person or entity against the Released Parties in connection with the Released Matters. This Section 9 may be pleaded as a complete defense to, and may be used as an injunction against bringing, any claims released hereunder.

      (c) This Agreement is intended to cover all claims or possible claims arising out of or relating to the Released Matters, whether the same are known, unknown or hereafter discovered or ascertained. THE PARTIES HEREIN ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

    BEING AWARE OF SAID CODE SECTION, WOODS HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

    10.  Acknowledgment of Waiver of Claims under ADEA.  Woods acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that the waiver and release is knowing and voluntary. Woods and the Company agree that the waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date. Woods acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Woods was already entitled. Woods further acknowledges that he has been advised by the Company in writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has 21 days within which to consider this Agreement; (c) he has seven days following the execution of this Agreement by the parties to revoke this Section 10 (the "Revocation Period"); and (d) Sections 4, 5 and 6 (other than Section 6(a)) and Section 9 (to the extent, but only the extent, it constitutes a release by the Company of Woods and his related Released Parties) of this Agreement shall not be effective until the Revocation Period has expired without Woods revoking or purporting to revoke this Section 10 or any other provision of this Agreement.

    11.  Confidential Information; Covenant Not to Compete and Not to Solicit.  Woods agrees that he will not disclose to any third party any Confidential Information of the Company unless he is authorized in writing by the Company to make such disclosure. "Confidential Information" consists of trade secrets or any information of value not generally available to the public but does not include any information which is or hereafter becomes known to the public through no fault of Woods. Woods shall remain bound by the provisions of Section 4 of the 1998 Employment Agreement for a period of one year after the Effective Date or cessation of benefits under Section 6(b), whichever is earlier.

    12.  Indemnification; Representation.  The Company confirms that Woods shall continue to be entitled to indemnification pursuant to and upon the terms and conditions of the Company's bylaws and the Indemnification Agreement (the "Indemnification Agreement") by and between the Company and Woods for actions, suits and proceedings by reason of the fact that he was an employee, officer and director of the Company which are based upon events occurring prior to the Effective Date, upon the terms and subject to the conditions set forth therein. The Company shall use reasonable commercial efforts to continue Woods as an insured under all applicable directors and officers liability insurance policies that have been purchased, or will be purchased, for a period of one year after the Effective Date, for the Company's then current officers and directors.

    13.  Severability.  The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision.

    14.  RIGHT TO ADVICE OF COUNSEL.  WOODS ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW WOODS ACKNOWLEDGES THAT HE HAS CONSULTED WITH HIS LAWYER CONCERNING THIS AGREEMENT.

    15.  Non-Disparagement.  Woods agrees to refrain from any disparagement, criticism, defamation, slander, or tortious interference with the contracts and relationships of the Company or its employees, directors or principal stockholders. The Company shall use its reasonable best efforts to cause its officers, directors and principal stockholders, in each case which are acting with authority from the Company, to refrain from any disparagement, criticism, defamation, slander, or tortious interference with the contracts and relationships of Woods.

    16.  Voluntary Agreement.  Woods represents that he has thoroughly read and considered all aspects of this Agreement, that he understands all of its provisions, and that he is voluntarily entering into this Agreement.

    17.  Entire Agreement.  This Agreement, the Indemnification Agreement, the Loan Agreement and the Security Agreement, together with the exhibits hereto and thereto, set forth the entire agreement between Woods and the Company and supersede any and all prior oral or written agreements or understandings between Woods and the Company concerning the subject matter hereof and thereof.

    18.  Amendment.  This Agreement may not be altered, amended or modified except by a further written document signed by Woods and an authorized representative of the Company.

    19.  Further Assurances.  The parties agree to execute and deliver such further documents, certificates or agreements, and to perform such further actions as may be reasonably necessary to carry out the terms of this Agreement.

    20.  Remedies.  The parties agree that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by any party and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

    21.  COUNTERPARTS.  THIS AGREEMENT MAY BE EXECUTED IN TWO OR MORE COUNTERPARTS, WHICH, WHEN TAKEN TOGETHER, SHALL CONSTITUTE THE WHOLE OF THE AGREEMENT BETWEEN THE PARTIES HERETO.

    22.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California, without regard to conflicts of law principles of such state.

    23.  Legal Expenses.  The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies that such prevailing party may have, to reimbursement for expenses incurred by such prevailing party, including court costs and reasonable attorneys' fees.

(Signature Page Follows)

    IN WITNESS WHEREOF, the parties execute this Separation Agreement and Mutual General Release as of the date first written above.

VICINITY CORPORATION
By: /s/ MAURY AUSTIN
Name: Maury Austin
Title: Chief Financial Officer
WOODS:
/s/ EMERICK WOODS Emerick Woods, an individual

Exhibit A

Board of Directors
Vicinity Corporation
370 San Aleso Avenue
Sunnyvale, California 94085

Gentlemen:

    Effective immediately, I hereby resign and terminate my positions as President and Chief Executive Officer and employee, and as a member of the Board of Directors, of Vicinity Corporation, a Delaware corporation.

Date: April 23, 2001	/s/ EMERICK WOODS Emerick Woods

A–1

Exhibit B

  VICINITY CORPORATION

  TERMINATION CERTIFICATION

    This is to certify that I do not have in my possession, nor have I failed to return, any credit cards, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Vicinity Corporation, its subsidiaries, affiliates, successors or assigns (collectively, the "Company"), except for the portable computer and cellular telephone provided to me by the Company, which I am entitled to keep provided that (i) with respect to such cellular telephone, I agree to pay all service charges incurred after May 1, 2001 and (ii) with respect to such portable computer, I have deleted all confidential information relating to the Company. I hereby represent that I have deleted all such confidential information relating to the Company.

Date: April 23, 2001
/s/ EMERICK WOODS
Emerick Woods

B–1

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Exhibit 10.5
SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE
RECITALS
AGREEMENT
Exhibit A
Exhibit B